                                 D. SCHEDULE 13G

           ACQUISITION STATEMENT FOR SECURITIES PURCHASED PURSUANT TO
                           SECTION 13 OF THE 1934 ACT

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                       Boston Restaurant Associates, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    101122109
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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  1  Names of Reporting Persons/I.R.S. Identification Nos. of Above
     Persons (Entities Only)

               George R. Chapdelaine    ###-##-####
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  2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                               (a)  [ ]
             N/A                                               (b)  [ ]

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  3 SEC Use Only

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  4 Citizenship or Place of Organization

    U.S.A.

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                         5 Sole Voting Power     Common Stock       Common Stock
                                                                       Options
        Number of
         Shares
      Beneficially                                730,390              134,173
       Owned by
          Each           -------------------------------------------------------
       Reporting         6 Shared Voting Power   N/A
      Person With
                         -------------------------------------------------------
                         7 Sole Dispositive Power  Same as 5

                         -------------------------------------------------------
                         8 Shared Dispositive Power     N/A

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   9 Aggregate Amount Beneficially Owned by Each Reporting Person

                   Common Stock              Common Stock Options
                     730,390                     134,173

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  10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                             (See Instructions)
                                                                    [_]

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  11 Percent of Class Represented by Amount in Row (9)  730,390/7,035,170
                                                          10.38%  Common Stock

                                                        134,173/912,146
                                                          14.71%  Common Stock
                                                                  Options
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  12 Type of Reporting Person (See Instructions)

     IN
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         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        Date:  January 16, 2003

                                        By: /s/ GEORGE R. CHAPDELAINE
                                           -----------------------------------
                                           Name:  George R. Chapdelaine